UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 13, 2010
(Date of earliest event reported)

VISTA GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada

(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 SHAFFER PARKWAY, SUITE 5, LITTLETON, COLORADO 80127
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On May 13, 2010, the Registrant announced that it has reached an agreement (the “Agreement”) to repurchase an aggregate of US$5,667,000 in principal amount of its 10% senior secured convertible notes (the “Notes”) due March 4, 2011 from a Noteholder, originally purchased by the Noteholder on behalf of managed accounts on March 4, 2008.

Under the terms of the Agreement, Vista has agreed to pay the Noteholder US$2,232,798 in cash and 1,902,684 in common shares in the capital of the Corporation in consideration for the Notes and interest due to maturity.  The common shares to be issued are priced at US$2.15 per share.  Vista’s weighted average price per share was US$2.32 for the previous five trading days on the NYSE Amex Equities Stock Exchange.  Upon closing of the transaction, the Notes repurchased by Vista will be cancelled, and US$23 million principal amount of Notes will remain outstanding.

The closing of the repurchase of the Notes is subject to the receipt of all required approvals, including the approval by the TSX and the NYSE Amex.  If all required approvals are obtained, Vista expects the repurchase of the Notes to close on or about May 20, 2010.

Item 7.01  Regulation FD

On May 13, 2010, the Registrant issued a press release announcing an agreement to repurchase US$5,667,000 in principal amount of its 10% senior secured convertible notes.   A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1           Press Release dated May 13, 2010*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP. (Registrant)

Dated: May 18, 2010	By: /s/Gregory G. Marlier Gregory G. Marlier Chief Financial Officer